Exhibit 99.1

Investor Contact:
Alex Schwartz
Esperion
734-249-3386
aschwartz@esperion.com

Media Contact:
Ben Church
Esperion
734-864-6774
bchurch@esperion.com

Esperion and Daiichi Sankyo Europe Announce Amendment to License and Commercial Collaboration Agreement

–	Esperion to Receive $150 Million Milestone Payment in June –
–	Esperion Completes Transfer of Marketing Authorization Approvals (MAAs) for NILEMDO™ (bempedoic acid) and NUSTENDI™ (bempedoic acid and ezetimibe) Tablets to DSE –
–	DSE to Initiate Commercial Rollout of NILEMDO and NUSTENDI in Europe Starting Later this Year –

ANN ARBOR, Mich., June 22, 2020 (GLOBE NEWSWIRE) -- Esperion (NASDAQ: ESPR) announced the completion of an amendment to the EU commercial collaboration agreement with Daiichi Sankyo Europe (DSE). Earlier this month, Esperion completed the transfer to DSE of Marketing Authorization Approvals (MAA) for NILEMDO and NUSTENDI. DSE will now pay Esperion the second $150 million milestone based on completion of the MAA transfer rather than the first commercial product sale in the EU, as previously agreed.

“Over the last eighteen months Esperion and DSE have formed a true partnership which includes the earlier-than-expected European Commission approval of NILEMDO and NUSTENDI and the acceleration of the $150 million milestone payment,” said Tim M. Mayleben, president and chief executive officer of Esperion. “Together, we are delivering on our mutual commitment to bring affordable and convenient oral, once-daily LDL-C lowering medicines to the millions of patients with elevated LDL-Cholesterol.”

The acceleration of the $150 million milestone payment from DSE was made as a result of an amendment to the License and Collaboration Agreement between the two companies, originally signed in January 2019, which also added Turkey to existing rights covering the European Economic Area and Switzerland. Previously, the milestone payment was due upon the first commercial product sale in Europe.

Under terms of the collaboration agreement with DSE, Esperion is eligible to receive up to $900 million in total milestones as well as tiered royalties between 15% – 25%. Upon receipt of the $150 million milestone payment later this month, Esperion will have received $300 million in total milestone payments.

CLEAR Cardiovascular Outcomes Trial

The effect of bempedoic acid on cardiovascular morbidity and mortality has not been determined. Esperion initiated a global cardiovascular outcomes trial (CVOT) to assess the effects of bempedoic acid on the occurrence of major cardiovascular events in patients with, or at high risk for, cardiovascular disease (CVD) who are only able to tolerate less than the lowest approved daily starting dose of a statin and are considered "statin averse." The CVOT — known as CLEAR Cardiovascular Outcomes Trial — is an event-driven, global, randomized, double-blind, placebo-controlled study that completed enrollment in August 2019 of over 14,000 patients with hypercholesterolemia and high CVD risk at over 1,400 sites in 32 countries.

Esperion Therapeutics’ Commitment to Patients with Hyperlipidemia

High levels of LDL-C can lead to a build-up of fat and cholesterol in and on artery walls (known as atherosclerosis), potentially leading to cardiovascular events, including heart attack and stroke. In the U.S., 96 million people, or more than 37 percent of the adult population, have elevated LDL-C. There are approximately 18 million people in the U.S. living with elevated levels of LDL-C despite taking maximally tolerated lipid-modifying therapy — including individuals considered statin averse — leaving them at high risk for cardiovascular events1. In the United States, more than 50 percent of atherosclerotic cardiovascular disease (ASCVD) patients and heterozygous familial hypercholesterolemia (HeFH) patients who are not able to reach their guideline recommended LDL-C levels with statins alone need less than a 40 percent reduction to reach their LDL-C threshold goal2.

Esperion's mission as the Lipid Management Company is to deliver oral, once-daily medicines that complement existing oral drugs to provide the additional LDL-C lowering that these patients need.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the clinical development and commercialization plans for bempedoic acid tablet and the bempedoic acid / ezetimibe fixed dose combination tablet, including Esperion's timing, designs, plans for announcement of results regarding its CLEAR Outcomes study and other ongoing clinical studies for bempedoic acid tablet and the bempedoic acid / ezetimibe combination fixed dose tablet, timing for the review and approval of expanded indications for their effect on cardiovascular events, and Esperion's expectations for the market for medicines to lower LDL-C, including the commercial launch and market adoption of bempedoic acid tablet and the bempedoic acid / ezetimibe fixed dose combination tablet in the United States and European Union. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion's actual results to differ significantly from those projected, including, without limitation, delays or failures in Esperion’s clinical development and commercialization plans, or approval of expanded indications, that existing cash resources may be used more quickly than anticipated, the impact of COVID-19 on our business, clinical activities and commercial development plans, and the risks detailed in Esperion's filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

 References

(1)  Esperion market research on file: research project interviewing 350 physicians. Esperion Therapeutics, Inc. Sept-Oct 2018.
(2)  Data on file: analysis of NHANES database. Esperion Therapeutics, Inc. 2018.